Exhibit 99.1

                             JCPenney News Release

CONTACT
Rita Trevino Flynn    Tim Lyons            Eli Akresh           Bob Johnson
Public Relations      Public Relations     Investor Relations   Investor Relations
(972) 431-4753        (972) 431-4834       (972) 431-2207       (972) 431-2217
rflynn@jcpenney.com   tmlyons@jcpenney.com eakresh@jcpenney.com rvjohnso@jcpenney.com

                     JCPENNEY REPORTS FIRST QUARTER EARNINGS



     PLANO, Texas, May 13, 2003 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported first quarter net income of $0.20 per share compared with $0.29 per share in last year's quarter.

     Allen Questrom, Chairman and Chief Executive Officer said, "The past three months have represented one of the most difficult retailing environments in recent memory. Although I am disappointed with the Company's execution, results for the first quarter should not detract from the significant progress that we have made in improving the fundamentals of our business over the past two years. We know that we have many opportunities for further improvement, and our strong financial condition supports our business initiatives."

     Questrom added, "We are beginning to see some signs that the environment may be improving, and are maintaining our earnings guidance for the second quarter as well as the back half of the year. If the retail environment does improve, we believe that we could still achieve our previously communicated full year earnings guidance."

Department Stores and Catalog

     First quarter operating profit was $83 million compared with $157 million last year, a decrease of 170 basis points as a percent of sales. Comparable department store sales decreased 4.9 percent compared with a strong 7.9 percent increase last year. The best merchandise categories for the quarter were Fine Jewelry and Children's. Catalog sales decreased 11.1 percent. Internet sales, which are included in Catalog, continued their strong growth trend, increasing in excess of 25 percent during the quarter.

     Department Stores and Catalog gross margin increased by 140 basis points as a percent of sales, and reflects additional benefits from our growth as a centralized organization. SG&A expenses were well controlled and increased by
1.5 percent. The increase results from planned investments in advertising and transition costs for the new distribution network, as well as higher non-cash pension expense. Spending in these areas was partially offset by expense savings in store labor, as a result of centralized checkouts and progress made toward eliminating in-store receiving and lower Catalog expenses.

Eckerd Drugstores

     LIFO operating profit was $118 million in this year's first quarter compared with $100 million last year. Operating profit margin increased by 40 basis points to 3.1 percent of sales as a result of gross margin expansion. Total drugstore sales increased 1.3 percent. Comparable store sales decreased
1.1 percent during the quarter compared to a 7.6 percent increase last year. On a comparable store basis, pharmacy sales increased 1.6 percent and non-pharmacy, or front-end, sales decreased 6.5 percent. Pharmacy sales were negatively impacted by approximately 450 basis points from the effects of higher generic dispensing rates and other changes in branded drugs. Front-end sales were primarily impacted by a weak consumer environment as well as competitor store openings and a soft tourist market. The best performing front-end categories for the quarter were over-the-counter products, beverages, and seasonal items.

     Gross margin for the quarter increased by 40 basis points as a percent of sales compared to last year, principally as a result of a lower LIFO charge, higher generic utilization and improved shrinkage trends. Gross margin for the quarter includes a LIFO charge of $7 million compared with a charge of $15 million last year. SG&A expenses were well managed and as a percent of sales were flat with last year.

Other Unallocated

     Other unallocated in this year's first quarter was a credit of $7 million. The credit reflects $21 million of real estate gains on the sale of several closed stores that more than offset the $14 million of charges principally associated with the previously announced Catalog restructuring.

Financial Condition

     The Company's financial condition continues to be strong. During the quarter, the Company issued $600 million of long-term debt and securitized an additional $50 million of Eckerd receivables. At the end of the quarter, cash investments were approximately $2.6 billion and represented in excess of 40 percent of long-term debt. The Company's financial condition will enable it to continue to invest in future growth, improve technology, enhance store environment and provide better customer service.


     Senior management will host a live conference call and real-time webcast on Tuesday, May 13, 2003, beginning at 9:30 a.m. EDT. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 416-695-5261 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 416-695-6030 and entering the ID code 6308. The live webcast may be accessed via JCPenney's Investor Relations website (at JCPenney.net), or on StreetEvents.com (for members) and companyboardroom.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 230,000 associates. As of April 26, 2003, the Company operated 1,045 JCPenney department stores throughout the United States, Puerto Rico, and Mexico, and 54 Renner department stores in Brazil. Eckerd Corporation operated 2,689 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J.
C. Penney Corporation, Inc. is a contributor to JCPenneyAfterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions.